Exhibit 99.1

PACCAR Inc Public Affairs Department P.O. Box 1518 Bellevue, WA 98009
Contact: Ken Hastings (425) 468-7530 ken.hastings@paccar.com

FOR IMMEDIATE RELEASE

PACCAR Announces 50% Stock Dividend and Increases Quarterly Cash Dividend

December 6, 2022, Bellevue, Washington – PACCAR Inc’s Board of Directors today declared a 50 percent stock dividend of the Company’s common stock (i.e., one additional share for each two shares held). The new shares will be issued on February 7, 2023, to stockholders of record at the close of business on January 17, 2023. “PACCAR has earned a net profit for 83 consecutive years and paid a dividend every year since 1941,” said Mark Pigott, PACCAR executive chairman. “PACCAR has generated excellent shareholder returns due its focus on the profitable growth of its business segments including premium-quality trucks, aftermarket parts and financial services.”

The Board of Directors also declared an increase to PACCAR’s regular quarterly cash dividend to twenty-five cents ($.25) on each newly-split share, payable on March 8, 2023 to stockholders of record at the close of business on February 14, 2023. PACCAR has increased its regular quarterly cash dividend 50% over the last five years. Preston Feight, chief executive officer, noted, “PACCAR has invested $7.3 billion in new and expanded facilities, innovative products and new technologies during the past decade. These investments have created an industry leading truck range that delivers excellent fuel efficiency and low operating costs.”

PACCAR is a global technology leader in the design, manufacture and customer support of high-quality light-, medium- and heavy-duty trucks under the Kenworth, Peterbilt and DAF nameplates. PACCAR also designs and manufactures advanced powertrains, provides financial services and information technology, and distributes truck parts related to its principal business. PACCAR shares are listed on the NASDAQ Stock Market, symbol PCAR. Its homepage is www.paccar.com.

###